Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-91656, 333-45183, 333-69505, 333-75303, 333-78475, 333-38638, 333-58670, 333-98933, 333-22003, 333-114744, 333-124925, 333-144143 and 333-161418 on Form S-8 of our reports dated February 29, 2012 relating to the consolidated financial statements and financial statement schedule of Avis Budget Group, Inc. (formerly Cendant Corporation) and the effectiveness of Avis Budget Group, Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K of Avis Budget Group, Inc. for the year ended December 31, 2012.

/s/ DELOITTE & TOUCHE LLP

New York, New York

February 21, 2013